Exhibit 4.16

December 29, 2004

ON Semiconductor Corporation

5005 E. McDowell Road

Phoenix, Arizona 85008

The undersigned, as trustee (the “Trustee”) under the Indenture dated as of March 3, 2003, as amended (the “Indenture”), between ON Semiconductor Corporation, a Delaware corporation (the “Company”), Semiconductor Components Industries, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“SCI LLC”), SCG (Malaysia SMP) Holding Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, SCG (Czech) Holding Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, SCG (China) Holding Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, Semiconductor Components Industries Puerto Rico, Inc., a Delaware corporation and a wholly owned subsidiary of SCI LLC, SCG International Development LLC, a Delaware limited liability company and a wholly owned subsidiary of SCI LLC, Semiconductor Components Industries of Rhode Island, Inc., a Rhode Island corporation and a wholly owned subsidiary of SCI LLC and Semiconductor Components Industries International of Rhode Island, Inc., a Rhode Island corporation and a wholly owned subsidiary of SCI LLC and Wells Fargo Bank, National Association (as successor by merger to Wells Fargo Bank Minnesota, National Association), as trustee, relating to the 12% Senior Secured Notes due 2010 (the “Notes”), which Notes were fully cancelled on December 23, 2004, hereby certifies that:

(a)	the conditions of Section 8.01 of the Indenture have been fulfilled by (i) the delivery to the Trustee for cancellation by the Trustee of all outstanding Notes (other than Notes which have been replaced or paid pursuant to Section 2.08 of the Indenture), (ii) the payment by the Company of all sums due and payable under the Indenture and the Notes, and (iii) the delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the satisfaction and discharge of the Indenture have been complied with; and

(b)	the Indenture has been released, cancelled, discharged and satisfied, except with respect to those provisions that survive pursuant to Section 8.01(c) of the Indenture.

All capitalized terms not herein defined the meanings ascribed to them in the Indenture

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

/s/ Timothy P. Mowdy
By:	Timothy P. Mowdy
Title:	Assistant Vice President